July 27, 2016	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com

For Release:        Immediately

Refer to:	Edward Sagebiel; egs@lilly.com; (317) 985-6303

John C. Lechleiter to Retire as Lilly CEO; Board Elects David A. Ricks as Successor

•	Ricks will assume President and CEO roles on January 1, 2017, and become chairman of Lilly’s board on June 1, 2017

•	Lechleiter will continue as chairman through May 2017
INDIANAPOLIS, July 27, 2016 – Eli Lilly and Company (NYSE: LLY) today announced that John C. Lechleiter, Ph.D., chairman, president and chief executive officer, will retire as president and CEO and from the company effective December 31, 2016. Lechleiter will continue on Lilly’s board of directors until May 31, 2017, serving as non-executive chairman, at which time he will leave the board. Lilly's board of directors unanimously elected David A. Ricks, currently senior vice president and president, Lilly Bio-Medicines, to assume the role of president and chief executive officer and to join the board on January 1, 2017, and to become chairman of the board on June 1, 2017.
“As Lilly transitions from our recent challenging period of patent expirations to a new era of growth, it is the logical time for a transition in company leadership,” Lechleiter said. “Dave Ricks is a capable, decisive and energetic leader who is very well prepared to succeed me as CEO. He brings to the role broad experience in Lilly’s commercial operations along with an appreciation and understanding of research and development. He previously led Lilly’s business operations in Canada, China, and the U.S. Since 2012, he has successfully guided Lilly’s largest business area, Lilly Bio-Medicines, through a period of profound change. He is well respected inside and outside the company, consistently builds exceptional teams, and sets high standards of performance. Dave is well suited to help Lilly capitalize on the opportunities before it, as well as to confront the inevitable challenges that lie ahead. He will provide outstanding leadership for our company in the coming years.”
Reflecting on his tenure as Lilly’s top leader, Lechleiter said, “It has been a distinct honor and a privilege to serve this great company as its CEO these past eight years. I wish to thank all of my Lilly colleagues for their unfailing support as well as their extraordinary efforts throughout this period.”
Lechleiter has been the company's CEO since April 1, 2008, and the chairman of its board of directors since January 1, 2009. He joined Lilly in 1979 as a senior organic chemist in process research and development. In the mid-1980s he served as director of pharmaceutical product development for the Lilly Research Centre Limited in England. He later held roles in project management, regulatory affairs, product development, and pharma operations. In 2005, he was named president and chief operating officer and joined the board of directors.
“The prospect of leading Eli Lilly and Company is at the same time humbling and tremendously exciting,” said Ricks. “Patients, physicians, health-care payers, and society as a whole expect a great deal from us. Together with my Lilly colleagues around the world, I look forward to meeting these expectations and, whenever we can, exceeding them.
“Lilly has the right strategy. We’ve built a strong pipeline and have a promising portfolio of recently approved new medicines. Navigating major patent expirations in recent years, we’ve sharpened our focus and improved our vigilance and agility,” Ricks continued. “Now, we must realize our growth potential in an increasingly challenging global marketplace. We must focus on delivering better and better medicines to the patients who need them, and in so doing, benefit our employees, communities, and shareholders alike.”
Ricks’ successor as president of Lilly Bio-Medicines will be announced at a later date.
Since January 2012, Ricks has served as president of Lilly Bio-Medicines, which encompasses the therapeutic areas of Alzheimer’s disease, urology, immunology, musculoskeletal disease, and pain, as well as the company’s global marketing function. Ricks serves on the board of the European Federation of Pharmaceutical Industries and Associations (EFPIA) and has served as co-chair of the Trans-Atlantic Business Dialogue.
After joining Lilly in 1996 as a business development associate, Ricks held several management roles in U.S. marketing and sales before moving to Lilly Canada, where he served successively as director of pharmaceutical marketing, national sales director, and general manager. He was subsequently named president and general manager of Lilly China before becoming president of Lilly USA in 2009.
Ricks earned a bachelor's degree in business from Purdue University and joined Lilly following completion of his MBA from Indiana University. He chairs the Board of Governors for the Riley Children’s Foundation and in 2015 chaired the United Way of Central Indiana’s annual campaign. Ricks also sits on the executive board of the Crossroads of America Council of Boy Scouts of America, and on the Advisory Board of the Purdue University Weldon School of Biomedical Engineering.
Said Ellen Marram, president of The Barnegat Group and Lilly’s lead independent director: “On behalf of Lilly’s entire board of directors, I want to thank John for his strong and steady leadership, and his commitment to the company’s values of integrity, excellence, and respect for people during one of the most difficult and challenging periods in Lilly’s 140-year history. John demonstrated the courage to make important and necessary changes in the company, and, despite near-term financial pressures, he invested robustly in R&D and maintained constant focus on leadership development. As a result, Lilly today is in a position of strength, with excellent prospects for the future based on recent and anticipated new product launches.”
Marram continued: “Following a thorough and rigorous process, the board is pleased to select Dave Ricks to succeed John. In nearly five years as president of Lilly’s Bio-Medicines business, Dave has demonstrated the ability to successfully lead a large global organization engaged in all facets of our business. His experience in the areas of product development, global sales and marketing as well as public policy will ensure continuity and will enable him to lead the company in an ever more complex environment going forward.”
Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and newsroom.lilly.com/social-channels. C-LLY
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